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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
       RULES 13d-1(d)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                  MIKASA, INC.
             -----------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)


                                  59862T 10 9
             -----------------------------------------------------
                                 (CUSIP Number)


             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59862T 10 9                   13G                  Page 2 of 6 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Raymond B. Dingman
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,606,692
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             109,845
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,606,692
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       109,845
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,716,537
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.75%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Mikasa, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  One Mikasa Drive
                  Secaucus, New Jersey  07096
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Raymond B. Dingman
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  One Mikasa Drive
                  Secaucus, New Jersey  07096
                  --------------------------------------------------------------
            (c)   Citizenship:

                  USA
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock, $.01 par value per share
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  59862T 10 9
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable

Item 4.     Ownership.

            (a) Amount beneficially owned:

                1,716,537
                ---------------------------------------------------------------,
            (b) Percent of class:

                Approximately 9.75%
                ---------------------------------------------------------------,
            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote

                      1,606,692
                      ---------------------------------------------------------
                (ii)  Shared power to vote or to direct the vote

                      109,845
                      ---------------------------------------------------------
                (iii) Sole power to dispose or to direct the disposition of

                      1,606,692
                      ---------------------------------------------------------
                (iv)  Shared power to dispose or to direct the disposition of

                      109,845
                      ---------------------------------------------------------

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 7, 2000
                                                  -----------------------------
                                                              Date


                                                  /s/ Amy Tunis
                                                  -----------------------------
                                                  Amy Tunis on Behalf of
                                                  Raymond B. Dingman
                                                  Pursuant to the Attached
                                                  Power of Attorney


                                                  Secretary & Senior Counsel
                                                  -----------------------------
                                                              Title

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                               POWER OF ATTORNEY
                               -----------------

          The undersigned hereby authorizes Amy Tunis as attorney-in-fact and agent to sign on his behalf and to file with the Securities and Exchange Commission all filings, required of the undersigned regarding stockholdings of Mikasa, Inc., and any and all amendments thereto, granting to such attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.


Dated:  December 6, 1999                     /s/ Raymond B. Dingman
                                             __________________________
                                             Raymond B. Dingman








































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